    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 25, 1997.
                                                               FILE NO. 811-7571
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM N-1A


REGISTRATION STATEMENT UNDER THE
INVESTMENT COMPANY ACT OF 1940
      AMENDMENT NO. 2                                            [X]


              VAN KAMPEN AMERICAN CAPITAL FOREIGN SECURITIES FUND

      (EXACT NAME OF REGISTRANT AS SPECIFIED IN THE DECLARATION OF TRUST)


                               ONE PARKVIEW PLAZA
                           OAKBROOK TERRACE, IL 60181

              (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)


       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE (630) 684-6000



                             RONALD A. NYBERG, ESQ.

            EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                       VAN KAMPEN AMERICAN CAPITAL, INC.
                               ONE PARKVIEW PLAZA
                           OAKBROOK TERRACE, IL 60181
                    (NAME AND ADDRESS OF AGENT FOR SERVICE)

                             ---------------------


                                   Copies to:


                             WAYNE W. WHALEN, ESQ.


                              THOMAS A. HALE, ESQ.


                SKADDEN, ARPS, SLATE, MEAGHER & FLOM (ILLINOIS)

                             333 WEST WACKER DRIVE
                            CHICAGO, ILLINOIS 60606
                                 (312) 407-0700

================================================================================

                                     PART A

                      INFORMATION REQUIRED IN A PROSPECTUS

Items 1, 2, 3 and 5A of Part A are omitted pursuant to Item F.4. of the General Instructions to Form N-1A.


     This Prospectus, which incorporates by reference the entire Statement of Additional Information, concisely sets forth certain information about the Fund that a prospective shareholder should know before investing in the Fund. Shareholders should read this Prospectus carefully and retain it for future reference. A copy of the Statement of Additional Information may be obtained without charge by calling (800) 421-5666 or for Telecommunications Device for the Deaf at (800) 421-2833. The Statement of Additional Information has been filed with the Securities and Exchange Commission ("SEC") and is available along with other related Fund materials at the SEC's internet web site (http://www.sec.gov).



     This Prospectus is dated April 25, 1997.


ITEM 4. GENERAL DESCRIPTION OF REGISTRANT.

     (a) (i) Van Kampen American Capital Foreign Securities Fund (the "Fund"), is a diversified, open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"). The Fund was organized as a business trust under the laws of Delaware on February 14, 1996.


              The Fund has been created and is managed to provide a vehicle for the publicly offered funds distributed by Van Kampen American Capital Distributors, Inc. for which Van Kampen American Capital Investment Advisory Corp. (the "Adviser") and Van Kampen American Capital Asset Management, Inc. (the "Asset Management") serve as investment adviser or sub-adviser to participate conveniently and economically in foreign securities markets.


         (ii) INVESTMENT OBJECTIVE. The investment objective of the Fund is to provide long-term growth of capital through investments in an internationally diversified portfolio of equity securities of companies of any country. Normally, the Fund invests in securities of issuers traded on markets of at least three of the world's largest countries by market capitalization other than the United States (Japan, United Kingdom, Germany, France, Canada, Switzerland, Italy, Netherlands, Australia, Sweden and Spain), but securities of issuers traded on quoted markets of other countries are also considered for investment. Equity securities include common stocks, preferred stocks and warrants or options to acquire such securities. In selecting portfolio securities, the Fund attempts to take advantage of the differences between economic trends and the anticipated performance of securities markets in various countries.

              The investment objective and policies, the percentage limitations and the kinds of securities in which the Fund may invest may be changed by the Trustees unless expressly governed by those limitations listed under Part B Item 13(b) which can be changed only by action of the shareholders.

              RISK FACTORS. An investment in the Fund involves risks similar to those of investing directly in foreign equity securities. Investment in equity securities of foreign issuers may subject the Fund to risks of foreign, political, economic and legal conditions and developments. Such conditions or developments might include favorable or unfavorable changes in currency exchange rates, exchange control regulations (including currency blockage), expropriation of assets of the Fund or of issuers whose equity securities are held by the Fund, imposition of withholding taxes on dividend or interest payments, and possible difficulty in obtaining and enforcing judgments against a foreign issuer. Also, foreign equity securities may not be as liquid and may have more volatile price fluctuations than comparable domestic equity securities.

              Furthermore, issuers of foreign equity securities are subject to different, often less comprehensive, accounting, reporting and disclosure requirements than domestic issuers. The Fund, in connection with its purchases and sales of foreign securities, other than securities purchased or sold in United States dollars, will incur transaction costs in converting currencies. Also, brokerage costs incurred in purchasing and selling securities in foreign securities markets generally are higher than such costs in comparable transactions in domestic securities markets, and foreign custodial costs relating to the Fund's portfolio securities generally are higher than domestic custodial costs.

              FOREIGN CURRENCY TRANSACTIONS. The value of the Fund's portfolio securities may be affected by changes in currency exchange rates and exchange control regulations. In addition, the Fund will incur costs in connection with conversions between various currencies. The Fund's foreign currency exchange transactions generally will be conducted on a spot basis (that is, cash basis) at the spot rate for purchasing or selling currency prevailing in the foreign currency exchange market. The Fund purchases and sells foreign currency on a spot basis in connection with the settlement of transactions in securities traded in such foreign currency. The Fund does not intend to purchase and sell foreign currencies as an investment, but may enter into contracts with banks or other foreign currency brokers or dealers to purchase or sell foreign currencies at a future date ("forward contracts") and purchase and sell foreign currency futures contracts to hedge against changes in foreign currency exchange rates. A foreign currency forward contract is a negotiated agreement between the contracting parties to exchange a specified amount of currency at a specified future time at a specified rate. The rate can be higher or lower than the spot rate between the currencies that are the subject of the contract.

              The Fund may attempt to hedge against changes in the value of the United States dollar in relation to a foreign currency by entering into a forward contract for the purchase or sale of the amount of foreign currency invested or to be invested, or by buying or selling a foreign currency futures contract for such amount. Such hedging strategies may be employed before the Fund purchases a foreign security traded in the hedged currency which the Fund anticipates acquiring or between the date the foreign security is purchased or sold and the date on which payment therefor is made or received. Hedging against a change in the value of a foreign currency in the foregoing manner does not eliminate fluctuations in the prices of portfolio securities or prevent losses if the prices of such securities decline. Furthermore, such hedging transactions reduce or preclude the opportunity for gain if the value of the hedged currency should move in the direction opposite to the hedged position. The Fund will not speculate in foreign currency forward or futures contracts or through the purchase and sale of foreign currencies.


              TEMPORARY SHORT-TERM INVESTMENTS. It is the Fund's policy, in normal market conditions, to be fully invested in foreign equity securities. However, the Fund may hold a portion of its assets in cash to meet redemptions and other day-to-day operating expenses. The Fund may invest cash held for such purposes in obligations of the United States and of foreign governments, including their political subdivisions, commercial paper, bankers' acceptances, certificates of deposit, repurchase agreements collateralized by these securities, and other short-term evidences of indebtedness. The Fund will only purchase commercial paper if it is rated Prime-1 or Prime-2 by Moody's Investors Service, Inc. or A-1 or A-2 by Standard & Poor's Ratings Group. The Fund also may invest cash held for such purposes in short-term, investment grade foreign debt securities. Investment grade foreign debt securities are those debt securities of foreign issuers which the Adviser determines to have creditworthiness substantially equivalent to that of domestic issuers of debt securities rated investment grade.


              REPURCHASE AGREEMENTS. The Fund may enter into repurchase agreements with domestic or foreign banks or broker/dealers in order to earn a return on temporarily available cash. The Fund will not invest in repurchase agreements maturing in more than seven days if any such investment, together with any other illiquid securities held by the Fund, exceeds 15% of the value of the Fund's net assets.

              For the purpose of investing in repurchase agreements, the Adviser may aggregate the cash that certain funds advised or subadvised by the Adviser or certain of its affiliates would otherwise invest separately into a joint account. The cash in the joint account is then invested and the funds that contributed to the joint account share pro rata in the net revenue generated.


              RESTRICTED SECURITIES. The Fund may invest up to 15% of its net assets in restricted securities and other illiquid assets. As used herein, restricted securities are those that have been sold in the United States without registration under the Securities Act of 1933 ("1933 Act") and are thus subject to restrictions on resale. Excluded from the limitation, however, are any restricted securities which are eligible for resale pursuant to Rule 144A under the 1933 Act and which have been determined to be liquid by the Trustees or by the Advisers pursuant to Board-approved guidelines. The determination of liquidity is based on the volume of reported trading in the institutional secondary market for each security. Since market quotations are not readily available for restricted securities, such securities will be valued by a method that the Fund's Trustees believe accurately reflects fair value.

              SHORT SALES AGAINST THE BOX. The Fund may from time to time make short sales of securities it owns or has the right to acquire through conversion or exchange of other securities it owns. The Fund may not make short sales or maintain a short position if to do so would cause more than 25% of its total assets, taken at market value, to be held as collateral for such sales.

              USING OPTIONS, FUTURES CONTRACTS AND RELATED OPTIONS. The Fund is authorized to utilize options, futures contracts and options thereon.

     (b) See Item (a).

     (c) See Item (a).

ITEM 5. MANAGEMENT OF THE FUND.


     (a) The business and affairs of the Fund are managed under the direction of the Board of Trustees of the Fund. Subject to the Trustees' authority, the Adviser determines the investment of the Fund's assets, provides administrative services and manages the Fund's business and affairs. Van Kampen American Capital Investment Advisory Corp. provides advisory services to the Fund without cost.


     (b) The Adviser is located at One Parkview Plaza, Oakbrook Terrace, Illinois 60181.


        The Adviser is a wholly-owned subsidiary of Van Kampen American Capital, Inc. ("Van Kampen American Capital"). Van Kampen American Capital is a diversified asset management company with more than two million retail investor accounts, extensive capabilities for managing institutional portfolios, and more than $57 billion under management or supervision. Van Kampen American Capital's more than 40 open-end and 38 closed-end funds and more than 2,500 unit investment trusts are professionally distributed by leading financial advisers nationwide.



        Van Kampen American Capital is a wholly-owned subsidiary of VK/AC Holding, Inc. VK/AC Holding, Inc. is a wholly-owned subsidiary of MSAM Holdings II, Inc. which, in turn, is a wholly-owned subsidiary of Morgan Stanley Group Inc.



        Morgan Stanley Group Inc. and various of its directly or indirectly owned subsidiaries, including Morgan Stanley & Co. Incorporated, a registered broker-dealer and investment adviser, and Morgan Stanley International, are engaged in a wide range of financial services. Their principal businesses include securities underwriting, distribution and trading; merger, acquisition, restructuring and other corporate finance advisory activities; merchant banking; stock brokerage and research services; asset management; trading of futures, options, foreign exchange, commodities and swaps (involving foreign exchange, commodities, indices and interest rates); real estate advice, financing and investing; and global custody, securities clearance services and securities lending.

        On February 5, 1997, Morgan Stanley Group Inc. and Dean Witter, Discover & Co. announced that they had entered into an Agreement and Plan of Merger to form a new company to be named Morgan Stanley, Dean Witter, Discover & Co. Subject to certain conditions being met, it is currently anticipated that the transaction will close in mid-1997. Thereafter, Van Kampen American Capital Asset Management, Inc. will be an indirect subsidiary of Morgan Stanley, Dean Witter, Discover & Co.



        Dean Witter, Discover & Co. is a financial services company with three major businesses: full service brokerage, credit services and asset management of more than $100 billion in customer accounts.



     (c) Mr. John Cunniff is primarily responsible for the day-to-day management of the Fund's investment portfolio. Mr. Cunniff is a Vice President of the Adviser and has been employed with Asset Management, an affiliate of the Adviser, since October 1995. Prior to that time, Mr. Cunniff was Vice President, Portfolio Manager at Templeton Quantitative Advisors.


     (d) INAPPLICABLE


     (e) ACCESS Investor Services, Inc. ("ACCESS"), P.O. Box 418256, Kansas City, Missouri 64141-9256, serves as shareholder service agent for the Fund. ACCESS, a wholly-owned subsidiary of Van Kampen American Capital, provides these services at cost plus a profit. ACCESS waived its fees for the period ended December 31, 1996.



     (f) The Fund's total expense ratio for the period ended December 31, 1996, as a percentage of average net assets was 0.45%.



        Under its investment advisory agreement with the Adviser, the Fund has agreed to assume and pay the charges and expenses of the Fund's operation, including the compensation of the Trustees of the Fund (other than those who are affiliated persons, as defined in the 1940 Act, of the Adviser, Van Kampen American Capital Distributors, Inc. or Van Kampen American Capital), the charges and expenses of independent accountants, legal counsel, any transfer or dividend disbursing agent and the custodian (including fees for safekeeping of securities), costs of calculating net asset value, costs of acquiring and disposing of portfolio securities, interest (if any) on obligations incurred by the Fund, membership dues in the Investment Company Institute or any similar organization, reports and notices to shareholders, costs of registering shares of the Fund under the federal securities laws, miscellaneous expenses and all taxes and fees to federal, state or other governmental agencies.


     (g) INAPPLICABLE


ITEM 5A. MANAGEMENT'S DISCUSSION OF FUND PERFORMANCE.



     INAPPLICABLE


ITEM 6. CAPITAL STOCK AND OTHER SECURITIES.

     (a) The holders of Registrant's shares of beneficial interest will have equal rights to participate in distributions made by the Fund, equal rights to the Fund's assets upon dissolution and equal voting rights; the Fund does not allow cumulative voting. Shares may be redeemed at any time at net asset value with no charge.


     (b) The Fund's shares are offered and sold only to publicly offered funds distributed by Van Kampen American Capital Distributors, Inc. and advised or subadvised by the Adviser or Asset Management. In the event any of such publicly offered funds owns more than 25% of the outstanding shares of the Fund, such publicly offered fund would be deemed to control the Fund within the meaning of the 1940 Act. As of April 4, 1997, Van Kampen American Capital Pace Fund and Common Sense Growth Fund owned beneficially and of record 40.94% and 48.68%, respectively, of the outstanding shares of the Fund, and therefore, may be deemed to control the Fund. Van Kampen American Capital Pace Fund is a Delaware business trust and Common Sense Growth Fund is a series of Common Sense Trust, a Massachusetts business trust. Both trusts are located at One Parkview

        Plaza, Oakbrook Terrace, Illinois 60181. As of April 4, 1997, Van Kampen American Capital Distributors, Inc., One Parkview Plaza, Oakbrook Terrace, Illinois 60181, owned beneficially and of record 10.38% of the Fund's outstanding shares.


     (c) INAPPLICABLE

     (d) INAPPLICABLE


     (e) Inquiries regarding the Fund or its shares should be made to the Fund's Secretary, Ronald A. Nyberg, at One Parkview Plaza, Oakbrook Terrace, IL 60181.



     (f) The Fund makes annual distributions of net investment income. The Fund distributes realized capital gains to shareholders annually.



     (g) The Fund intends to qualify as a Regulated Investment Company under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"). As such, the Fund will distribute all of its net investment income and capital gains to its shareholders and such distributions will generally be taxable as such to its shareholders; while shareholders may be proportionately liable for taxes on income and gains of the Fund, shareholders not subject to tax on their income will not be required to pay tax on amounts distributed to them; the Fund will inform its shareholders of the amount and nature of such income and gains distributed.


     (h) INAPPLICABLE

ITEM 7. PURCHASE OF SECURITIES BEING OFFERED.

     (a) INAPPLICABLE

     (b) Shares of the Fund are offered to eligible purchasers based on the next calculation of a net asset value, which is determined as described under
        Item 8(a) below, after the order is placed. There is no sales charge on the sale of Fund shares.

     (c) INAPPLICABLE

     (d) INAPPLICABLE

     (e) There is no continuing fee paid out of Fund assets to any dealer or any persons who may be advising shareholders regarding the purchase, sale or retention of Fund shares.

     (f) INAPPLICABLE

ITEM 8. REDEMPTION OR REPURCHASE.

     (a) Shareholders may redeem shares at net asset value at any time without charge by submitting a written request in proper form to ACCESS at P.O. Box 418256, Kansas City, Missouri 64141-9256.

        The net asset value per share is determined as of 2:00 p.m. eastern time on each day on which the New York Stock Exchange (the "Exchange") is open or such earlier time as determined by the Trustees when the Exchange closes before 4:00 p.m. eastern time.

        Trading in securities on European and Far Eastern securities exchanges and over-the-counter markets is normally completed well before the close of business on each business day in New York (i.e., a day on which the Exchange is open). In addition, European or Far Eastern securities trading generally or in a particular country or countries may not take place on all business days in New York. Furthermore, trading takes place on all business days in Japanese markets on certain Saturdays and in various foreign markets on days which are not business days in New York and on which the Fund's net asset value is not calculated and on which the Fund does not effect sales, redemptions and repurchases of its shares. There may be significant variations in the net asset value of Fund shares on days when net asset value is not calculated and on which shareholders cannot redeem on account of changes in prices of stocks traded in foreign stock markets.

        The Fund calculates net asset value per share, and therefore effects sales, redemptions and repurchases of its shares, as of the close of the Exchange once on each day on which the Exchange is open. Such calculation does not take place contemporaneously with the determination of the prices of the majority of the portfolio securities used in such calculation. If events materially affecting the value of such securities occur between the time when their price is determined and the time when the Fund's net asset value is calculated, such securities will be valued at fair value as determined in good faith by the Trustees.

        The net asset value of the Fund is computed by (i) valuing securities listed or traded on a national securities exchange at the last reported sale price, or if there has been no sale that day at the last reported bid price, using prices as of the close of trading on the Exchange, (ii) valuing unlisted securities for which over-the-counter market quotations are readily available at the most recent bid price as supplied by the National Association of Securities Dealers Automated Quotations ("NASDAQ") or by broker/dealers, and (iii) valuing any securities for which market quotations are not readily available and any other assets at fair value as determined in good faith by the Trustees. Options on stocks, options on stock indexes, and stock index futures contracts and options thereon, which are traded on exchanges, are valued at their last sale or settlement price as of the close of such exchanges, or, if no sales are reported, at the mean between the last reported bid and asked prices. Debt securities with a remaining maturity of 60 days or less are valued on an amortized cost basis which approximates market value. The Fund reserves the right to redeem in kind.

     (b) INAPPLICABLE

     (c) INAPPLICABLE


     (d) Payment for shares redeemed may be postponed or the right of redemption suspended as provided by the rules of the SEC.


ITEM 9. PENDING LEGAL PROCEEDINGS.

     INAPPLICABLE

                                     PART B

         INFORMATION REQUIRED IN A STATEMENT OF ADDITIONAL INFORMATION

ITEM 10. COVER PAGE


     Van Kampen American Capital Foreign Securities Fund (the "Fund"), is a diversified, open-end management investment company.



     This Statement of Additional Information is not a prospectus. This Statement of Additional Information should be read in conjunction with the Fund's prospectus (the "Prospectus") dated as of the same date as this Statement of Additional Information. This Statement of Additional Information does not include all of the information a prospective investor should consider before purchasing shares of the Fund. Investors should obtain and read the Prospectus prior to purchasing shares of the Fund. A Prospectus may be obtained without charge by writing or calling Van Kampen American Capital Distributors, Inc. at One Parkview Plaza, Oakbrook Terrace, Illinois 60181 at (800) 421-5666.



     This Statement of Additional Information is dated April 25, 1997.


ITEM 11. TABLE OF CONTENTS.


                                                                          PAGE
                                                                          ----
          General Information and History.............................    B-1
          Investment Objective and Policies...........................    B-1
          Management of the Fund......................................    B-3
          Control Persons and Principal Holders of Securities.........    B-10
          Investment Advisory and Other Services......................    B-10
          Brokerage Allocation and Other Practices....................    B-12
          Capital Stock and Other Securities..........................    B-13
          Purchase, Redemption and Pricing of Securities Being
          Offered.....................................................    B-13
          Tax Status..................................................    B-13
          Underwriters................................................    B-13
          Calculation of Performance Data.............................    B-13
          Report of Independent Accountants...........................    B-14
          Financial Statements........................................    B-15
          Notes to Financial Statements...............................    B-23


ITEM 12. GENERAL INFORMATION AND HISTORY.

     See Item 4.


     The Fund and Van Kampen American Capital Investment Advisory Corp. (the "Adviser") have adopted Codes of Ethics designed to recognize the fiduciary relationship between the Fund and the Adviser and its employees. The Codes permit directors, trustees, officers and employees to buy and sell securities for their personal accounts subject to certain restrictions. Persons with access to certain sensitive information are subject to preclearance and other procedures designed to prevent conflicts of interest.



ITEM 13. INVESTMENT OBJECTIVE AND POLICIES.


     (a) See Item 4.


     (b) The Fund has adopted certain investment restrictions which may be altered or rescinded only with the approval by the vote of a majority of its outstanding voting shares, which is defined by the Investment Company Act of 1940, as amended (the "1940 Act"), as the lesser of (i) 67% or more of the voting securities present at a meeting, if the holders of more than 50% of the outstanding voting securities are present or represented by proxy, or (ii) more than 50% of the outstanding voting securities. These restrictions provide that the Fund shall not:


        1. Engage in the underwriting of securities of other issuers, except that the Fund may sell an investment position even though it may be deemed to be an underwriter under the federal securities laws.

        2. Purchase any security (other than obligations of the United States Government, its agencies, or instrumentalities) if more than 25% of its total assets (taken at current value) would then be invested in a single industry.

        3. Invest more than 5% of its total assets (taken at current value) in securities of a single issuer other than the United States Government, its agencies or instrumentalities, or hold more than 10% of the outstanding voting securities of an issuer.

        4. Borrow money except temporarily from banks to facilitate payment of redemption requests and then only in amounts not exceeding 33 1/3% of its net assets, or pledge more than 10% of its net assets in connection with permissible borrowings or purchase additional securities when money borrowed exceeds 5% of its net assets. Margin deposits or payments in connection with the writing of options or in connection with the purchase or sale of forward contracts, futures, foreign currency futures and related options are not deemed to be a pledge or other encumbrance.

        5. Make short sales of securities, unless at the time of the sale it owns or has the right to acquire an equal amount of such securities; provided that this prohibition does not apply to the writing of options or the sale of forward contracts, futures, foreign currency futures or related options.

        6. Purchase securities on margin but the Fund may obtain such short-term credits as may be necessary for the clearance of purchases and sales of securities. The deposit or payment by the Fund of initial or maintenance margin in connection with forward contracts, futures, foreign currency futures or related options is not considered the purchase of a security on margin.

        7. Buy or sell real estate or interests in real estate including real estate limited partnerships, provided that the foregoing prohibition does not apply to a purchase and sale of publicly traded (i) securities which are secured by real estate, (ii) securities representing interests in real estate, and (iii) securities of companies principally engaged in investing or dealing in real estate.

        8. Invest in commodities or commodity contracts, except that the Fund may enter into transactions in options, futures contracts or related options including foreign currency futures contracts and related options and forward contracts.


        9. Issue senior securities, as defined in the 1940 Act, except that this restriction shall not be deemed to prohibit the Fund from (i) making and collateralizing any permitted borrowings, (ii) making any permitted loans of its portfolio securities or (iii) entering into repurchase agreements, utilizing options, futures contracts, options on futures contracts, forward contracts, forward commitments and other investment strategies and instruments that would be considered "senior securities" but for the maintenance by the Fund of a segregated account with its custodian or some other form of "cover".


     (c) INAPPLICABLE

     (d) The Adviser expects portfolio turnover not to exceed 400% annually.

ITEM 14. MANAGEMENT OF THE FUND.


TRUSTEES AND OFFICERS



     The tables below list the trustees and officers of the Trust (of which the Fund is a separate series) and other executive officers of the Fund's investment adviser and their principal occupations for the last five years and their affiliations, if any, with VK/AC Holding, Inc. ("VKAC Holding"), Van Kampen American Capital, Inc. ("Van Kampen American Capital" or "VKAC"), Van Kampen American Capital Investment Advisory Corp. ("Advisory Corp."), Van Kampen American Capital Asset Management, Inc. ("Asset Management"), Van Kampen American Capital Distributors, Inc., the distributor of the Fund's shares (the "Distributor") and ACCESS Investors Services Inc., the Fund's transfer agent ("ACCESS"). Advisory Corp. and Asset Management sometimes are referred to herein collectively as the "Advisers". For purposes hereof, the term "Fund Complex" includes each of the open-end investment companies advised by the Advisory Corp. and each of the open-end investment companies advised by the Asset Management (excluding the American Capital Exchange Fund and the Common Sense Trust).


                                    TRUSTEES


                                                            PRINCIPAL OCCUPATIONS OR
          NAME, ADDRESS AND AGE                            EMPLOYMENT IN PAST 5 YEARS
          ---------------------                            --------------------------
J. Miles Branagan.........................  Private investor. Co-founder, and prior to August 1996,
1632 Morning Mountain Road                  Chairman, Chief Executive Officer and President, MDT
Raleigh, NC 27614                           Corporation (now known as Getinge/Castle, Inc., a
Date of Birth: 07/14/32                     subsidiary of Getinge Industrier AB), a company which
                                            develops, manufactures, markets and services medical and
                                            scientific equipment. Trustee of each of the funds in the
                                            Fund Complex.
Linda Hutton Heagy........................  Partner, Ray & Berndtson, Inc. An executive recruiting
Sears Tower                                 and management consulting firm. Formerly, Executive Vice
233 South Wacker Drive                      President of ABN AMRO, N.A., a Dutch bank holding
Suite 4020                                  company. Prior to 1992, Executive Vice President of La
Chicago, IL 60606                           Salle National Bank. Trustee of each of the funds in the
Date of Birth: 06/03/48                     Fund Complex.
R. Craig Kennedy..........................  President and Director, German Marshall Fund of the
11 DuPont Circle, N.W.                      United States. Formerly, advisor to the Dennis Trading
Washington, D.C. 20036                      Group Inc. Prior to 1992, President and Chief Executive
Date of Birth: 02/29/52                     Officer, Director and Member of the Investment Committee
                                            of the Joyce Foundation, a private foundation. Trustee of
                                            each of the funds in the Fund Complex.
Dennis J. McDonnell*......................  President and a Director of VKAC. President, Chief
One Parkview Plaza                          Operating Officer and a Director of the Advisers.
Oakbrook Terrace, IL 60181                  Director or officer of certain other subsidiaries of
Date of Birth: 05/20/42                     VKAC. Prior to November 1996, Executive Vice President
                                            and a Director of VKAC Holding. President and Trustee of
                                            each of the funds in the Fund Complex. President,
                                            Chairman of the Board and Trustee of other investment
                                            companies advised by the Advisers or their affiliates.
Jack E. Nelson............................  President, Nelson Investment Planning Services, Inc., a
423 Country Club Drive                      financial planning company and registered investment
Winter Park, FL 32789                       adviser. President, Nelson Ivest Brokerage Services Inc.,
Date of Birth: 02/13/36                     a member of the National Association of Securities
                                            Dealers, Inc. ("NASD") and Securities Investors
                                            Protection Corp. ("SIPC"). Trustee of each of the funds
                                            in the Fund Complex.

                                                            PRINCIPAL OCCUPATIONS OR
          NAME, ADDRESS AND AGE                            EMPLOYMENT IN PAST 5 YEARS
          ---------------------                            --------------------------
Jerome L. Robinson........................  President, Robinson Technical Products Corporation, a
115 River Road                              manufacturer and processor of welding alloys, supplies
Edgewater, NJ 07020                         and equipment. Director, Pacesetter Software, a software
Date of Birth: 10/10/22                     programming company specializing in white collar
                                            productivity. Director, Panasia Bank. Trustee of each of
                                            the funds in the Fund Complex.
Phillip B. Rooney.........................  Private investor. Director, Illinois Tool Works, Inc., a
348 East Third Street                       manufacturing company; Director, The Servicemaster
Hinsdale, IL 60521                          Company, a business and consumer services company;
Date of Birth: 07/08/44                     Director, Urban Shopping Centers Inc., a retail mall
                                            management company; Director, Stone Container Corp., a
                                            paper manufacturing company. Trustee, University of Notre
                                            Dame. Formerly, President and Chief Executive Officer,
                                            WMX Technologies Inc., an environmental services company,
                                            and prior to that President and Chief Operating Officer,
                                            WMX Technologies Inc. Trustee of each of the funds in the
                                            Fund Complex.
Fernando Sisto............................  Professor Emeritus and, prior to 1995, Dean of the
155 Hickory Lane                            Graduate School, Stevens Institute of Technology.
Closter, NJ 07624                           Director, Dynalysis of Princeton, a firm engaged in
Date of Birth: 08/02/24                     engineering research. Trustee of each of the funds in the
                                            Fund Complex.
Wayne W. Whalen*..........................  Partner in the law firm of Skadden, Arps, Slate, Meagher
333 West Wacker Drive                       & Flom (Illinois), legal counsel to the funds in the Fund
Chicago, IL 60606                           Complex, open-end funds advised by Van Kampen American
Date of Birth: 08/22/39                     Capital Management, Inc. and closed-end funds advised by
                                            Advisory Corp. Trustee of each of the funds in the Fund
                                            Complex, open-end funds advised by Van Kampen Capital
                                            Management, Inc. and closed-end funds advised by Advisory
                                            Corp.


---------------

* Such trustees are "interested persons" (within the meaning of Section 2(a)(19) of the 1940 Act). Mr. McDonnell is an interested person of the Advisers and the Fund by reason of his positions with VKAC and its affiliates. Mr. Whalen is an interested person of the Fund by reason of his firm currently acting as legal counsel to the Fund and is an interested person of Asset Management with respect to certain funds advised by Asset Management by reason of his firm in the past acting as legal counsel to Asset Management.



                                    OFFICERS



     Messrs. Hegel, Nyberg, Wood, Sullivan, Dalmaso, Martin, Wetherell and Hill are located at One Parkview Plaza, Oakbrook Terrace, IL 60181. The Fund's officers other than Messrs. Hegel, Nyberg, Wood, Sullivan, Dalmaso, Martin, Wetherell and Hill are located at 2800 Post Oak Blvd., Houston, TX 77056.



                                     POSITIONS AND                     PRINCIPAL OCCUPATIONS
        NAME AND AGE               OFFICES WITH FUND                    DURING PAST 5 YEARS
        ------------               -----------------                   ---------------------
Peter W. Hegel..............  Vice President                Executive Vice President of the Advisers.
  Date of Birth: 06/25/56                                   Director of Asset Management. Officer of
                                                            certain other subsidiaries of VKAC. Vice
                                                            President of each of the funds in the Fund
                                                            Complex and certain other investment
                                                            companies advised by the Advisers or their
                                                            affiliates.

                                     POSITIONS AND                     PRINCIPAL OCCUPATIONS
        NAME AND AGE               OFFICES WITH FUND                    DURING PAST 5 YEARS
        ------------               -----------------                   ---------------------
Curtis W. Morell............  Vice President and Chief      Senior Vice President of the Advisers, Vice
  Date of Birth: 08/04/46     Accounting Officer            President and Chief Accounting Officer of
                                                            each of the funds in the Fund Complex and
                                                            certain other investment companies advised
                                                            by the Advisers or their affiliates.

Ronald A. Nyberg............  Vice President and Secretary  Executive Vice President, General Counsel
  Date of Birth: 07/29/53                                   and Secretary of VKAC. Executive Vice
                                                            President, General Counsel, Assistant
                                                            Secretary and a Director of the Advisers
                                                            and the Distributor. Executive Vice
                                                            President, General Counsel and Assistant
                                                            Secretary of ACCESS. Director or officer of
                                                            certain other subsidiaries of VKAC.
                                                            Director of ICI Mutual Insurance Co., a
                                                            provider of insurance to members of the
                                                            Investment Company Institute. Prior to
                                                            November 1996, Executive Vice President,
                                                            General Counsel and Secretary of VKAC
                                                            Holding. Vice President and Secretary of
                                                            each of the funds in the Fund Complex and
                                                            certain other investment companies advised
                                                            by the Advisers or their affiliates.
Don G. Powell                                               Chairman, President, Chief Executive
2800 Post Oak Blvd.                                         Officer and a Director of VKAC. Chairman,
Houston, TX 77056                                           Chief Executive Officer and a Director of
  Date of Birth: 10/19/39                                   the Advisers and the Distributor. Chairman
                                                            and a Director of ACCESS. Director or
                                                            officer of certain other subsidiaries of
                                                            VKAC. Chairman of the Board of Governors
                                                            and the Executive Committee of the
                                                            Investment Company Institute. Prior to
                                                            November, 1996, President, Chief Executive
                                                            Officer and a Director of VKAC Holding.
                                                            President, Chief Executive Officer and a
                                                            Trustee/Director of certain investment
                                                            companies advised by Asset Management and
                                                            prior to July 1996, President, Chief
                                                            Executive Officer and a Trustee of the
                                                            funds in the Fund Complex and closed-end
                                                            investment companies advised by Advisory
                                                            Corp.

Alan T. Sachtleben..........  Vice President                Executive Vice President of the Advisers.
  Date of Birth: 04/20/42                                   Director of Asset Management. Director or
                                                            officer of certain other subsidiaries of
                                                            VKAC. Vice President of each of the funds
                                                            in the Fund Complex and certain other
                                                            investment companies advised by the
                                                            Advisers or their affiliates.

                                     POSITIONS AND                     PRINCIPAL OCCUPATIONS
        NAME AND AGE               OFFICES WITH FUND                    DURING PAST 5 YEARS
        ------------               -----------------                   ---------------------
Paul R. Wolkenberg..........  Vice President                Executive Vice President of the VKAC, the
  Date of Birth: 11/10/44                                   Advisers and the Distributor. President,
                                                            Chief Executive Officer and a Director of
                                                            ACCESS. Director or officer of certain
                                                            other subsidiaries of VKAC. Vice President
                                                            of each of the funds in the Fund Complex
                                                            and certain other investment companies
                                                            advised by the Advisers or their
                                                            affiliates.

Edward C. Wood III..........  Vice President and Chief      Senior Vice President of the Advisers. Vice
  Date of Birth: 01/11/56     Financial Officer             President and Chief Financial Officer of
                                                            each of the funds in the Fund Complex and
                                                            certain other investment companies advised
                                                            by the Advisers or their affiliates.

John L. Sullivan............  Treasurer                     First Vice President of the Advisers.
  Date of Birth: 08/20/55                                   Treasurer of each of the funds in the Fund
                                                            Complex and certain other investment
                                                            companies advised by the Advisers or their
                                                            affiliates.

Tanya M. Loden..............  Controller                    Vice President of the Advisers. Controller
  Date of Birth: 11/19/59                                   of each of the funds in the Fund Complex
                                                            and other investment companies advised by
                                                            the Advisers or the affiliates.

Nicholas Dalmaso............  Assistant Secretary           Assistant Vice President and Senior
  Date of Birth: 03/01/65                                   Attorney of VKAC. Assistant Vice President
                                                            and Assistant Secretary of the Advisers and
                                                            the Distributor. Officer of certain other
                                                            subsidiaries of VKAC. Assistant Secretary
                                                            of each of the funds in the Fund Complex
                                                            and other investment companies advised by
                                                            the Advisers or the affiliates.

Huey P. Falgout, Jr.........  Assistant Secretary           Assistant Vice President and Senior
  Date of Birth: 11/15/63                                   Attorney of VKAC. Assistant Vice President
                                                            and Assistant Secretary of the Advisers,
                                                            the Distributor and ACCESS. Officer of
                                                            certain other subsidiaries of VKAC.
                                                            Assistant Secretary of each of the funds in
                                                            the Fund Complex and other investment
                                                            companies advised by the Advisers or the
                                                            affiliates.

Scott E. Martin.............  Assistant Secretary           Senior Vice President, Deputy General
  Date of Birth: 08/20/56                                   Counsel and Assistant Secretary of VKAC.
                                                            Senior Vice President, Deputy General
                                                            Counsel and Secretary of the Advisers, the
                                                            Distributor and ACCESS. Officer of certain
                                                            other subsidiaries of VKAC. Prior to
                                                            November 1996, Senior Vice President,
                                                            Deputy General Counsel and Assistant
                                                            Secretary of VKAC Holding. Assistant
                                                            Secretary of each of the funds in the Fund
                                                            Complex and other investment companies
                                                            advised by the Advisers or the affiliates.

                                     POSITIONS AND                     PRINCIPAL OCCUPATIONS
        NAME AND AGE               OFFICES WITH FUND                    DURING PAST 5 YEARS
        ------------               -----------------                   ---------------------
Weston B. Wetherell.........  Assistant Secretary           Vice President, Associate General Counsel
  Date of Birth: 06/15/56                                   and Assistant Secretary of VKAC, the
                                                            Advisers and the Distributor. Officer of
                                                            certain other subsidiaries of VKAC.
                                                            Assistant Secretary of each of the funds in
                                                            the Fund Complex and other investment
                                                            companies advised by the Advisers or the
                                                            affiliates.

Steven M. Hill..............  Assistant Treasurer           Assistant Vice President of the Advisers.
  Date of Birth: 10/16/64                                   Assistant Treasurer of each of the funds in
                                                            the Fund Complex and other investment
                                                            companies advised by the Advisers or the
                                                            affiliates.

M. Robert Sullivan..........  Assistant Controller          Assistant Vice President of the Advisers.
  Date of Birth: 03/30/33                                   Assistant Controller of each of the funds
                                                            in the Fund Complex and other investment
                                                            companies advised by the Advisers or the
                                                            affiliates.



     Each of the trustees holds the same position with each of the funds in the Fund Complex. As of December 31, 1996, there were 51 funds in the Fund Complex. Each trustee who is not an affiliated person of VKAC, the Advisers, the Distributor, ACCESS or Morgan Stanley (each a "Non-Affiliated Trustee") is compensated by an annual retainer and meeting fees for services to the funds in the Fund Complex. Each fund in the Fund Complex provides a deferred compensation plan to its Non-Affiliated Trustees that allows trustees to defer receipt of their compensation and earn a return on such deferred amounts based upon the return of the common shares of the funds in the Fund Complex as more fully described below. Each fund in the Fund Complex also provides a retirement plan to its Non-Affiliated Trustees that provides Non-Affiliated Trustees with compensation after retirement, provided that certain eligibility requirements are met as more fully described below.



     The compensation of each Non-Affiliated Trustee from each fund in the Fund Complex advised by Advisory Corp. (each a "VK Fund" and collectively the "VK Funds") includes an annual retainer in an amount equal to $2,500 per calendar year, due in four quarterly installments on the first business day of each calendar quarter. Each Non-Affiliated Trustee receives a per meeting fee from each VK Fund in the amount of $125 per regular quarterly meeting attended by the Non-Affiliated Trustee, due on the date of such meeting, plus reasonable expenses incurred by the Non-Affiliated Trustee in connection with his or her services as a trustee. Each Non-Affiliated Trustee receives a per meeting fee from each VK Fund in the amount of $125 per special meeting attended by the Non-Affiliated Trustee, due on the date of such meeting, plus reasonable expenses incurred by the Non-Affiliated Trustee in connection with his or her services as a trustee, provided that no compensation will be paid in connection with certain telephonic special meetings.



     The compensation of each Non-Affiliated Trustee from the funds in the Fund Complex advised by Asset Management (each an "AC Fund" or collectively the "AC Funds") includes an annual retainer in an amount equal to $35,000 per calendar year, due in four quarterly installments on the first business day of each calendar quarter. The AC Funds pay each Non-Affiliated Trustee a per meeting fee in the amount of $2,000 per regular quarterly meeting attended by the Non-Affiliated Trustee, due on the date of such meeting, plus reasonable expenses incurred by the Non-Affiliated Trustee in connection with his or her services as a trustee. Payment of the annual retainer and the regular meeting fee is allocated among the AC Funds (i) 50% on the basis of the relative net assets of each AC Fund to the aggregate net assets of all the AC Funds and (ii) 50% equally to each AC Fund, in each case as of the last business day of the preceding calendar quarter. Each AC Fund which is the subject of a special meeting of the trustees generally pays each Non-Affiliated Trustee a per meeting fee in the amount of $125 per special meeting attended by the Non-Affiliated Trustee, due on the date of such meeting, plus reasonable expenses incurred by the Non-Affiliated Trustee in connection with his or her services as a trustee, provided that no compensation will be paid in connection with certain telephonic special meetings.

     The trustees approved an aggregate compensation cap with respect to funds in the Fund Complex of $84,000 per Non-Affiliated Trustee per year (excluding any retirement benefits) for the period July 22, 1995 through December 31, 1996, subject to the net assets and the number of funds in the Fund Complex as of July 21, 1995 and certain other exceptions. For the calendar year ended December 31, 1996, certain trustees received aggregate compensation from the funds in the Fund Complex over $84,000 due to compensation received but not subject to the cap, including compensation from new funds added to the Fund Complex after July 22, 1995 and certain special meetings in 1996. In addition, each of Advisory Corp. or Asset Management, as the case may be, agreed to reimburse each fund in the Fund Complex through December 31, 1996 for any increase in the aggregate trustee's compensation over the aggregate compensation paid by such fund in its 1994 fiscal year, provided that if a fund did not exist for the entire 1994 fiscal year appropriate adjustments will be made.



     Each Non-Affiliated Trustee generally can elect to defer receipt of all or a portion of the compensation earned by such Non-Affiliated Trustee until retirement. Amounts deferred are retained by the Fund and earn a rate of return determined by reference to the return on the common shares of such Fund or other funds in the Fund Complex as selected by the respective Non-Affiliated Trustee, with the same economic effect as if such Non-Affiliated Trustee had invested in one or more funds in the Fund Complex. To the extent permitted by the 1940 Act, the Fund may invest in securities of those funds selected by the Non-Affiliated Trustees in order to match the deferred compensation obligation. The deferred compensation plan is not funded and obligations thereunder represent general unsecured claims against the general assets of the Fund.



     Each fund in the Fund Complex has adopted a retirement plan. Under the Fund's retirement plan, a Non-Affiliated Trustee who is receiving trustee's compensation from the Fund prior to such Non-Affiliated Trustee's retirement, has at least 10 years of service (including years of service prior to adoption of the retirement plan) and retires at or after attaining the age of 60, is eligible to receive a retirement benefit equal to $2,500 per year for each of the ten years following such trustee's retirement from the Fund. Trustees retiring prior to the age of 60 or with fewer than 10 years but more than 5 years of service may receive reduced retirement benefits from the Fund. Each trustee has served as a member of the Board of Trustees since he or she was first appointed or elected in the year set forth below. The retirement plan contains a Fund Complex retirement benefit cap of $60,000 per year. Asset Management has reimbursed each AC Fund for the expenses related to the retirement plan through December 31, 1996.



     Additional information regarding compensation and benefits for trustees is set forth below. As indicated in the notes accompanying the table, the amounts relate to either the Fund's most recently completed fiscal year or the Fund Complex' most recently completed calendar year ended December 31, 1996.

                            1996 COMPENSATION TABLE



                                                                                                                    TOTAL
                                                                                                                COMPENSATION
                         YEAR FIRST                                     PENSION OR        ESTIMATED MAXIMUM    BEFORE DEFERRAL
                        APPOINTED OR      AGGREGATE COMPENSATION    RETIREMENT BENEFITS    ANNUAL BENEFITS        FROM FUND
                       ELECTED TO THE    BEFORE DEFERRAL FROM THE   ACCRUED AS PART OF    FROM THE FUND UPON    COMPLEX PAID
       NAME(1)              BOARD                FUND(2)                 EXPENSES           RETIREMENT(4)       TO TRUSTEE(5)
       -------         --------------    ------------------------   -------------------   ------------------   ---------------
J. Miles Branagan*          1996                    -0-                     (3)                 $2,500            $104,875
Linda Hutton Heagy*         1996                    -0-                     (3)                  2,500             104,875
Dr. Roger Hilsman                                   -0-                     (3)                    -0-             103,750
R. Craig Kennedy*           1996                    -0-                     (3)                  2,500             104,875
Donald C. Miller                                    -0-                     (3)                    -0-             104,875
Jack E. Nelson*             1996                    -0-                     (3)                  2,500              97,875
Jerome L. Robinson*         1996                    -0-                     (3)                    -0-             101,625
Dr. Fernando Sisto*         1996                    -0-                     (3)                  1,500             104,875
Wayne W. Whalen*            1996                    -0-                     (3)                  2,500             104,875
William S. Woodside                                 -0-                     (3)                    -0-             104,875


---------------

* Currently a member of the Board of Trustees. Mr. Phillip B. Rooney also is a current member of the Board of Trustees but is not included in the compensation table because he did not serve on the Board of Trustees or receive any compensation from the Fund prior to April 14, 1997. Messrs. McDonnell and Powell, also trustees of the Fund during all or a portion of the Fund's last fiscal year, are not included in the compensation table because they are affiliated persons of the Advisers and are not eligible for compensation or retirement benefits from the Fund.



(1) Persons not designated by an asterisk are not currently members of the Board of Trustees, but were members of the Board of Trustees during the Fund's most recently completed fiscal year. Messrs. Hilsman, Miller and Woodside retired from the Board of Trustees on December 31, 1996.



(2) The Trustees have agreed to waive such compensation for the Fund's fiscal year ended December 31, 1996.



(3) The aggregate expenses of the Fund for the retirement plan for all trustees was approximately $1,000 in its fiscal year ended December 31, 1996. Due to its de minimis amount, such amount is not broken down by trustee. The Retirement Plan is described above the Compensation Table.



(4) This is the estimated maximum annual benefits payable by the Fund in each year of the 10-year period commencing in the year of such trustee's retirement from the Fund assuming: the trustee has 10 or more years of service on the Board of Trustees (including years of service prior to the adoption of the retirement plan) and retires at or after attaining the age of 60. Trustees retiring prior to the age of 60 or with fewer than 10 years of service for the Fund may receive reduced retirement benefits from the Fund. The actual annual benefit may be less if the trustee is subject to the Fund Complex retirement benefit cap or if the trustee is not fully vested at the time of retirement. Each incumbent nominee to the Board of Trustees has served as a member of the Board of Trustees since he or she was first appointed or elected in the year set forth in the Compensation Table.



(5) The amounts shown in this column represent the aggregate compensation paid by all 51 of the investment companies in the Fund Complex as of December 31, 1996 before deferral by the trustees under the deferred compensation plan. Certain trustees deferred all or a portion of their aggregate compensation from the Fund Complex during the calendar year ended December 31, 1996. The deferred compensation earns a rate of return determined by reference to the return on the shares of the funds in the Fund Complex as selected by the respective Non-Affiliated Trustee, with the same economic effect as if such Non-Affiliated Trustee had invested in one or more funds in the Fund Complex. To the extent permitted by the 1940 Act, the Fund may invest in securities of those investment companies selected by the Non-Affiliated Trustees in order to match the deferred compensation obligation. The trustees' Fund Complex compensation cap covered the period July 22, 1995 through December 31, 1996. For the calendar year ended December 31, 1996, certain trustees received compensation over $84,000 in the aggregate due to compensation received but not subject to the cap, including compensation from new funds added to the Fund Complex after July 22, 1995 and certain special meetings in 1996. The Advisers and their affiliates also serve as investment adviser for other investment companies; however, with the exception of Messrs. McDonnell, Powell and Whalen, the trustees were not trustees of such investment companies. Combining the Fund Complex with other investment companies advised by the Advisers and their affiliates, Mr. Whalen received Total Compensation of $243,375 during the calendar year ended December 31, 1996.



     As of April 4, 1997, the trustees and officers of the Fund as a group owned less than 1% of the shares of the Fund. As of April 4, 1997, no trustee or officer of the Fund owns or would be able to acquire 5% or more of the common stock of VK/AC Holding, Inc.


LEGAL COUNSEL

     Skadden, Arps, Slate, Meagher & Flom (Illinois).

INVESTMENT ADVISORY AGREEMENT

     The Fund and the Adviser are parties to an investment advisory agreement (the "Advisory Agreement"). Under the Advisory Agreement, the Fund retains the Adviser to manage the investment of its assets and to place orders for the purchase and sale of its portfolio securities. The Adviser is responsible for obtaining and evaluating economic, statistical, and financial data and for formulating and implementing investment programs in furtherance of the Fund's investment objectives. The Adviser also furnishes at no cost to the Fund (except as noted herein) the services of sufficient executive and clerical personnel for the Fund as are necessary to prepare registration statements, prospectuses, shareholder reports, and notices and proxy solicitation materials. In addition, the Adviser furnishes at no cost to the Fund the services of a President of the Fund, one or more Vice Presidents as needed, and a Secretary.

     Under the Advisory Agreement, the Fund bears the cost of its accounting services, which includes maintaining its financial books and records and calculating its daily net asset value. The costs of such accounting services include the salaries and overhead expenses of a Treasurer or other principal financial officer and the personnel operating under his direction. Payments are made to the Adviser or its parent in reimbursement of personnel, facilities, office space, and equipment costs attributable to the provision of accounting services to the Fund. The services are provided at cost which is allocated among the investment companies advised by the Adviser in the manner approved by the Board of Trustees from time to time. The Fund also pays shareholder service agency fees, distribution fees, service fees, custodian fees, legal and auditing fees, the costs of reports to shareholders and all other ordinary expenses not specifically assumed by the Adviser.


ITEM 15. CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES.


     (a) See Item 6(b).

     (b) See Item 6(b).


     (c) None of the Fund's trustees or officers owns or is eligible to own shares of beneficial interest of the Fund.


ITEM 16. INVESTMENT ADVISORY AND OTHER SERVICES.


     (a) (i) The Adviser and ACCESS, the Fund's shareholder service agent, are wholly-owned subsidiaries of Van Kampen American Capital, Inc. ("VKAC"), which is a wholly-owned subsidiary of VK/AC Holding, Inc. VK/AC Holding, Inc. is a wholly-owned subsidiary of MSAM Holdings II, Inc. which, in turn, is a wholly-owned subsidiary of Morgan Stanley Group Inc. The Adviser's principal office is located at One Parkview Plaza, Oakbrook Terrace, Illinois 60181.

              Morgan Stanley Group Inc. and various of its directly or indirectly owned subsidiaries, including Morgan Stanley & Co. Incorporated, a registered broker-dealer and investment adviser, and Morgan Stanley International, are engaged in a wide range of financial services. Their principal businesses include securities underwriting, distribution and trading; merger, acquisition, restructuring and other corporate finance advisory activities; merchant banking; stock brokerage and research services; asset management; trading of futures, options, foreign exchange, commodities and swaps (involving foreign exchange, commodities, indices and interest rates); real estate advice, financing and investing; and global custody, securities clearance services and securities lending.



              On February 5, 1997, Morgan Stanley Group Inc. and Dean Witter, Discover & Co. announced that they had entered into an Agreement and Plan of Merger to form a new company to be named Morgan Stanley, Dean Witter, Discover & Co. Subject to certain conditions being met, it is currently anticipated that the transaction will close in mid-1997. Thereafter, Van Kampen American Capital Asset Management, Inc. will be an indirect subsidiary of Morgan Stanley, Dean Witter, Discover & Co.



              Dean Witter, Discover & Co. is a financial services company with three major businesses: full service brokerage, credit services and asset management of more than $100 billion in customer accounts.



          (ii) See Item 14.


         (iii) The Fund and the Adviser are parties to an investment advisory agreement (the "Agreement") which provides that the Adviser will provide investment advisory services to the Fund at no fee. The Fund is, however, required to reimburse the Adviser for certain expenses as described in Item 16(b).

               The Agreement may be continued from year to year if specifically approved at least annually (a)(i) by the Fund's Trustees or (ii) by vote of a majority of the Fund's outstanding voting securities and (b) by the affirmative vote of a majority of the Trustees who are not parties to the agreement or interested persons of any such party by votes cast in person at a meeting called for that purpose. The Agreement provides that it may be terminated without penalty by either party on 30 days' written notice.

     (b) The investment advisory agreement between the Adviser and the Fund provides that the Adviser will supply investment research and portfolio management, including the selection of securities for the Fund to purchase. The Adviser also administers the business affairs of the Fund, furnishes offices, necessary facilities and equipment, provides administrative services, and permits its officers and employees to serve without compensation as officers of the Fund and trustees of the Trust if duly elected to such positions.

         The agreement provides that the Adviser shall not be liable for any error of judgment or of law, or for any loss suffered by the Fund in connection with the matters to which the agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Adviser in the performance of its obligations and duties, or by reason of its reckless disregard of its obligations and duties under the agreement.

     (c) INAPPLICABLE

     (d) INAPPLICABLE

     (e) INAPPLICABLE

     (f) INAPPLICABLE

     (g) INAPPLICABLE

     (h) The custodian of all the Fund's assets is State Street Bank and Trust Company located at 225 Franklin Street, Boston, Massachusetts 02110.

         KPMG Peat Marwick LLP, Chicago, Illinois, are the independent accountants for the Fund.


     (i) During the fiscal period ended December 31, 1996, ACCESS, shareholder service agent for the Fund, waived all fees.


ITEM 17. BROKERAGE ALLOCATION AND OTHER PRACTICES.


     (a) The Adviser places orders for portfolio transactions for the Fund with broker/dealer firms giving consideration to the quality, quantity and nature of each firm's professional services. These services include execution, clearance procedures, wire service quotations and statistical and other research information provided to the Fund and the investment adviser, including quotations necessary to determine the value of the Fund's net assets. Any research benefits derived are available for all clients of the investment adviser. Since statistical and other research information is only supplementary to the research efforts of the Adviser and still must be analyzed and reviewed by its staff, the receipt of research information is not expected to materially reduce its expenses.


        If it is believed to be in the best interests of the Fund, the Adviser may place portfolio transactions with brokers who provide the types of research service described above, even if it means the Fund will have to pay a higher commission (or, if the broker's profit is part of the cost of the security, will have to pay a higher price for the security) than would be the case if no weight were given to the broker's furnishing of those research services. This will be done, however, only if, in the opinion of the Adviser, the amount of additional commission or increased cost is reasonable in relation to the value of such services.


     (b) Brokerage commissions paid by the Fund on portfolio transactions for the fiscal period ended December 31, 1996 totalled $153,935 to brokers selected primarily on the basis of research services provided.



        The Fund placed brokerage transactions with brokers that were considered affiliated persons of the Adviser such as Morgan Stanley Group Inc. The negotiated commission paid to an affiliated broker on any transaction would be comparable to that payable to a non-affiliated broker in a similar transaction.



        The Fund paid no commissions to Morgan Stanley Group Inc. during the fiscal period ended 1996.


     (c) In selecting among the firms believed to meet the criteria for handling a particular transaction, the Adviser may take into consideration that certain firms (i) provide market, statistical or other research information such as that set forth above to the Fund and the Adviser,
        (ii) have sold or are selling shares of the Fund and (iii) may be firms that are affiliated with the Fund, its investment adviser or its distributor and other principal underwriters. If purchases or sales of securities of the Fund and of one or more other investment companies or clients advised by the Adviser are considered at or about the same time, transactions in such securities will be allocated among the several investment companies and clients in a manner deemed equitable to all by the Adviser, taking into account the respective sizes of the funds and the amount of securities to be purchased or sold. Although it is possible that in some cases this procedure could have a detrimental effect on the price or volume of the security as far as the Fund is concerned, it is also possible that the ability to participate in volume transactions and to negotiate lower brokerage commissions will be beneficial to the Fund.

        While the Adviser will be primarily responsible for the placement of the Fund's business, the policies and practices in this regard must be consistent with the foregoing and will at all times be subject to review by the Trustees of the Fund.

        The Trustees have adopted certain policies incorporating the standards of Rule 17e-1 issued by the SEC under the 1940 Act which requires that the commission paid to the Distributor and other affiliates of the Fund must be reasonable and fair compared to the commissions, fees or other remuneration received or to be received by other brokers in connection with comparable transactions involving similar securities during a comparable period of time. The rule and procedures also contain review requirements and require the Adviser to furnish reports to the Trustees and to maintain records in connection with such reviews. After consideration of all factors deemed relevant, the Trustees will consider from time to time whether the advisory fee will be reduced by all or a portion of the brokerage commission given to brokers that are affiliated with the Fund.


     (d) See Item 17(b).


     (e) INAPPLICABLE

ITEM 18. CAPITAL STOCK AND OTHER SECURITIES.

     See Item 6.

ITEM 19. PURCHASE, REDEMPTION AND PRICING OF SECURITIES BEING OFFERED.

     (a) See Item 7.

     (b) See Item 8.

     (c) INAPPLICABLE

ITEM 20. TAX STATUS.

     See Item 6(g).

ITEM 21. UNDERWRITERS.

     (a) INAPPLICABLE

     (b) INAPPLICABLE

     (c) INAPPLICABLE

ITEM 22. CALCULATION OF PERFORMANCE DATA.


     INAPPLICABLE

Item 23. Financial Statements.


                      REPORT OF INDEPENDENT ACCOUNTANTS


The Board of Trustees and Shareholders of
  Van Kampen American Capital Foreign Securities Fund:


We have audited the accompanying statement of assets and liabilities of Van Kampen American Capital Foreign Securities Fund (the "Fund"), including the portfolio of investments, as of December 31, 1996, and the related statement of operations, the statement of changes in net assets, and the financial highlights for the period from July 1, 1996 (commencement of investment operations) to December 31, 1996. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 1996, by correspondence with the custodian and brokers. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Van Kampen American Capital Fund Foreign Securities as of December, 31, 1996, the results of its operations, the changes in its net assets and financial highlights for the period from July 1, 1996 (commencement of investment operations) to December 31, 1996, in conformity with generally accepted accounting principles.


                                           KPMG Peat Marwick LLP


Chicago, Illinois
February 12, 1997

             VAN KAMPEN AMERICAN CAPITAL FOREIGN SECURITIES FUND
                          PORTFOLIO OF INVESTMENTS

                              DECEMBER 31, 1996


Description                                               Shares   Market Value
-------------------------------------------------------------------------------
COMMON AND PREFERRED STOCKS AND EQUIVALENTS  77.1%
AUSTRALIA 1.3%
CSR Limited                                                 86,000   $  300,771
Stockland Trust Group                                      100,000      258,326
                                                                     ----------
                                                                        559,097
                                                                     ----------
AUSTRIA 1.9%
Bbag Oest Brau Bet                                           6,300      427,622
Creditanstalt Bank                                           6,500      439,996
                                                                     ----------
                                                                        867,618
                                                                     ----------

BELGIUM 1.4%
Electrabel NV                                                1,000      236,703
Generale De Banque                                           1,100      394,431
                                                                     ----------
                                                                        631,134
                                                                     ----------

DENMARK 0.6%
Tele Danmark, Series B                                       5,000      275,854
                                                                     ----------

FINLAND 0.8%
Nokia AB, Series A - Preferred Stock                         6,000      348,000
                                                                     ----------

FRANCE 8.2%
Alcatel ALST CGE                                             3,000      240,995
Carrefour                                                    1,050      683,203
Cie Fin Paribas, Class A                                     5,000      338,152
Danone                                                       3,800      529,517
Elf Aquitaine                                                5,500      500,655
LaFarge                                                      5,000      299,990
LVMH Moet Hennessy                                           1,100      307,199
Michelin CGDE                                                5,000      269,924
Total, Class B                                               6,000      488,002
                                                                     ----------
                                                                      3,657,637
                                                                     ----------

GERMANY 14.8%
Adidas                                                       2,800      242,007
BASF AG                                                     14,000      539,329
Bayer                                                       17,500      714,193
Bayer Hypo/Wech                                             15,000      453,763
Bayer Vereinsbk                                             10,000      410,710
Deutsche Bank AG                                            10,500      490,609
Dresdner Bank AG                                            14,000      419,418
Heidelberg Zement                                            6,000      485,443
Lufthansa AG                                                34,000      463,998
Man AG                                                       1,300      315,116
Munchener Ruckvers                                             300      749,610



                                              See Notes to Financial Statements

             VAN KAMPEN AMERICAN CAPITAL FOREIGN SECURITIES FUND
                    PORTFOLIO OF INVESTMENTS (CONTINUED)

                              DECEMBER 31, 1996

Description                                                                       Shares   Market Value
-------------------------------------------------------------------------------------------------------
GERMANY (CONTINUED)
Siemens                                                                            4,500     $  212,016
Thyssen AG                                                                         2,150        381,433
VEBA AG                                                                           12,000        694,047
                                                                                             ----------
                                                                                              6,571,692
                                                                                             ----------
HONG KONG 0.9%
Hong Kong Telecomm                                                               250,000        402,418
                                                                                             ----------
IRELAND 0.3%
Allied Irish Banks                                                                20,336        136,469
                                                                                             ----------
ITALY 6.8%
BCO Ambros Veneto Di Risp                                                        200,000        374,423
Edison                                                                            44,000        278,444
Eni S.p.A.                                                                       155,000        795,435
Fiat S.p.A.                                                                       95,000        287,443
Parmalat Finanz                                                                  259,600        397,015
Pirelli S.p.A.                                                                   210,000        389,684
Telecom Italia                                                                   200,000        519,446
                                                                                             ----------
                                                                                              3,041,890
                                                                                             ----------
JAPAN 22.8%
Bank of Tokyo-Mitsubishi                                                          47,000        872,550
Bridgestone Corp.                                                                 12,000        227,959
Canon, Inc.                                                                       16,000        353,683
Citizen Watch Co.                                                                 55,000        394,180
Dai Nippon Printing                                                               13,000        227,873
Dainippon Screen Manufacturing Co., Ltd.                                          50,000        369,139
Fanuc                                                                              9,000        288,317
Fuji Photo Film Co.                                                               10,000        329,851
Furukawa Electric                                                                 60,000        284,431
Honda Motor Co.                                                                   10,000        285,813
Jusco Co.                                                                         12,000        407,219
Kansai Electric Power                                                             26,000        538,813
Kansai Paint Co.                                                                  65,000        291,857
Kinki Nippon Railway                                                              25,000        156,075
Mitsubishi Corp.                                                                  15,000        155,427
Mitsubishi Gas  CHM                                                              110,000        396,080
Mitsui & Co.                                                                      22,000        178,568
Nippon Express Co., Ltd.                                                          12,000         82,273
Nomura Securities Co., Ltd.                                                       13,000        195,320
Sakura Bank                                                                       65,000        464,727
Shin Etsu Chemical Corp.                                                          26,000        473,707
Shiseido Co.                                                                      33,000        381,832
Sony Corp.                                                                         8,500        557,076
Sumitomo Bank                                                                     27,000        389,345


                                               See Notes to Financial Statements

             VAN KAMPEN AMERICAN CAPITAL FOREIGN SECURITIES FUND
                    PORTFOLIO OF INVESTMENTS (CONTINUED)

                              DECEMBER 31, 1996

Description                                                                       Shares   Market Value
-------------------------------------------------------------------------------------------------------
JAPAN (CONTINUED)
Sumitomo Heavy Industries                                                        115,000    $   349,538
Takeda Chemical Industries                                                        21,000        440,635
Toa Corp.                                                                         35,000        183,145
Toyota Motor Corp.                                                                30,000        862,620
                                                                                            -----------
                                                                                             10,138,053
                                                                                            -----------
MALAYSIA 0.3%
Telekom Malaysia                                                                  15,000        133,637
                                                                                            -----------
NETHERLANDS 0.7%
ABN AMRO Holdings NV                                                               5,000        325,514
                                                                                            -----------
NEW ZEALAND 0.3%
Telecom Corp. of NZ                                                               25,000        127,607
                                                                                            -----------
NORWAY 0.8%
Norsk Hydro AS                                                                     6,500        348,047
                                                                                            -----------
SINGAPORE 0.6%
Singapore Airlines                                                                31,000        281,355
                                                                                            -----------
SPAIN 3.8%
EMP Nac Electricid                                                                 4,700        334,512
Iberdrola SA                                                                      30,000        425,188
Telefonica De Espana                                                              27,000        627,036
Union Electric Fenosa                                                             30,000        322,357
                                                                                            -----------
                                                                                              1,709,093
                                                                                            -----------
SWEDEN 1.5%
Esselte AB, Series B                                                              13,000        287,834
Trellberg AB, Series B                                                            29,800        395,446
                                                                                            -----------
                                                                                                683,280
                                                                                            -----------
SWITZERLAND 1.1%
SCHW Bankgesellsch                                                                   550        481,995
                                                                                            -----------


                                               See Notes to Financial Statements

             VAN KAMPEN AMERICAN CAPITAL FOREIGN SECURITIES FUND
                    PORTFOLIO OF INVESTMENTS (CONTINUED)

                              DECEMBER 31, 1996

Description                                                                       Shares   Market Value
-------------------------------------------------------------------------------------------------------
UNITED KINGDOM 8.2%
Associated British Foods                                                          50,000    $   413,740
British Airways                                                                   47,000        488,359
British Petroleum                                                                 35,315        423,514
Cadbury Schweppes                                                                 51,026        430,972
Carlton Communications                                                            50,000        438,239
GKN                                                                               12,203        209,272
HSBC Holdings                                                                     20,196        451,529
MEPC                                                                              50,000        371,766
United Utilities                                                                  40,000        424,190
                                                                                            -----------
                                                                                              3,651,581
                                                                                            -----------
TOTAL LONG-TERM INVESTMENTS 77.1%
   (Cost $31,885,942) (a)                                                                    34,371,971

REPURCHASE AGREEMENT 14.7%
  BA Securities ($6,565,000 par collateralized by U.S. Government Obligations in a pooled cash account, dated 12/31/96, to be sold on 01/02/97 at
  $6,567,097) (a)                                                                             6,565,000

FOREIGN CURRENCY 0.1%  (VARIOUS DENOMINATIONS)
   (Cost $57,567) (a)                                                                            57,957

OTHER ASSETS IN EXCESS OF LIABILITIES 8.1%                                                    3,569,444
                                                                                            -----------
NET ASSETS 100.0%                                                                           $44,564,342
                                                                                            ===========


(a) At December 31, 1996, for federal tax purposes cost is $38,916,439; the aggregate gross unrealized appreciation is $3,486,086 and the aggregate gross unrealized depreciation is $1,406,237, resulting in net unrealized appreciation on investments, foreign currency and translation of other assets and liabilities denominated in foreign currencies of $2,079,849.


                                               See Notes to Financial Statements

              VAN KAMPEN AMERICAN CAPITAL FOREIGN SECURITIES FUND

                      STATEMENT OF ASSETS AND LIABILITIES
                               DECEMBER 31, 1996

ASSETS:

  Long-Term Investments, at Market Value (Cost $31,885,942) (Note 1)                                  $34,371,971
  Repurchase Agreement (Note 1)                                                                         6,565,000
  Foreign Currency, at Market Value (Cost $57,567)                                                         57,957
  Cash                                                                                                      5,111
  Receivables:
    Securities Sold                                                                                     9,626,071
    Dividends                                                                                              77,729
    Interest                                                                                                1,048
  Unamortized Organizational Expenses (Note 1)                                                             58,663
                                                                                                      -----------
      Total Assets                                                                                     50,763,550
                                                                                                      -----------
LIABILITIES:

  Payables:
    Fund Shares Repurchased                                                                             6,000,000
    Organizational Expenses                                                                                65,000
    Distributor and Affiliates (Note 2)                                                                     1,983
    Income Distributions                                                                                      650
  Accrued Expenses                                                                                        120,381
  Deferred Compensation and Retirement Plans (Note 2)                                                      11,194
                                                                                                      -----------
      Total Liabilities                                                                                 6,199,208
                                                                                                      -----------
NET ASSETS                                                                                            $44,564,342
                                                                                                      ===========
NET ASSETS CONSIST OF:
  Capital (Note 3)                                                                                    $39,913,364
  Net Unrealized Appreciation on Securities                                                             2,487,779
  Accumulated Net Realized Gain on Securities                                                           2,218,138
  Accumulated Distributions in Excess of Net Investment Income (Note 1)                                   (54,939)
                                                                                                      -----------
NET ASSETS                                                                                            $44,564,342
                                                                                                      ===========

Net Asset Value, Offering Price and Redemption Price Per Share (Based on net assets of $44,564,342
and 4,284,714 shares of beneficial interest issued and outstanding)                                   $     10.40
                                                                                                      ===========




                                               See Notes to Financial Statements

              VAN KAMPEN AMERICAN CAPITAL FOREIGN SECURITIES FUND

                            STATEMENT OF OPERATIONS
                  For the Period July 1, 1996 (Commencement of
                  Investment Operations) to December 31, 1996

INVESTMENT INCOME:
  Dividends (Net of foreign withholding taxes of $39,076)              $  311,342
  Interest                                                                105,322
                                                                       ----------
         Total Income                                                     416,664
                                                                       ----------

EXPENSES:
  Custody                                                                 106,613
  Audit                                                                    20,850
  Trustees Fees and Expenses (Note 2)                                      18,564
  Amortization of Organizational Expenses (Note 1)                          6,337
  Legal (Note 2)                                                            4,720
  Other                                                                     6,964
                                                                       ----------
         Total Expenses                                                   164,048
                                                                       ----------
NET INVESTMENT INCOME                                                  $  252,616
                                                                       ==========
REALIZED AND UNREALIZED GAIN/LOSS ON SECURITIES:
  Realized Gain/Loss on Securities:
     Investments                                                       $2,271,305
     Foreign Currency Transactions                                        (46,708)
                                                                       ----------
  Net Realized Gain on Securities                                       2,224,597
                                                                       ----------

  Unrealized Appreciation/Depreciation on Securities:
     Beginning of the Period                                                    0
                                                                       ----------
     End of the Period:
         Investments                                                    2,486,029
         Foreign Currency Translation                                       1,750
                                                                       ----------
  Net Unrealized Appreciation on Securities During the Period           2,487,779
                                                                       ----------

NET REALIZED AND UNREALIZED GAIN ON SECURITIES                         $4,712,376
                                                                       ==========

NET INCREASE IN NET ASSETS FROM OPERATIONS                             $4,964,992
                                                                       ==========


                                               See Notes to Financial Statements

              VAN KAMPEN AMERICAN CAPITAL FOREIGN SECURITIES FUND

                       STATEMENT OF CHANGES IN NET ASSETS
                  For the Period July 1, 1996 (Commencement of
                  Investment Operations) to December 31, 1996

FROM INVESTMENT ACTIVITIES:

  Operations:
          Net Investment Income                                                      $    252,616
          Net Realized Gain on Securities                                               2,224,597
          Net Unrealized Appreciation on Securities During the Period                   2,487,779
                                                                                     ------------

          Change in Net Assets from Operations                                          4,964,992
                                                                                     ------------

  Distributions from Net Investment Income                                               (252,616)
  Distributions in Excess of Net Investment Income (Note 1)                               (61,398)
                                                                                     ------------
  Distributions from and in Excess of Net Investment Income                              (314,014)
                                                                                     ------------

  NET CHANGE IN NET ASSETS FROM INVESTMENT ACTIVITIES                                   4,650,978
                                                                                     ------------
FROM CAPITAL TRANSACTIONS (NOTE 3):

  Proceeds from Shares Sold                                                            80,500,000
  Net Asset Value of Shares Issued Through Dividend Reinvestment                          313,364
  Cost of Shares Repurchased                                                          (41,000,000)
                                                                                     ------------
  NET CHANGE IN NET ASSETS FROM CAPITAL TRANSACTIONS                                   39,813,364
                                                                                     ------------
TOTAL INCREASE IN NET ASSETS                                                           44,464,342

NET ASSETS:
     Beginning of the Period                                                              100,000
                                                                                     ------------
     End of the Period (Including accumulated distributions in excess of net
       investment income of $54,939)                                                 $ 44,564,342
                                                                                     ============



                                               See Notes to Financial Statements

             VAN KAMPEN AMERICAN CAPITAL FOREIGN SECURITIES FUND

                            FINANCIAL HIGHLIGHTS
     The following schedule presents financial highlights for one share of the Fund outstanding throughout the period indicated.

                                                                       JULY 1, 1996
                                                                      (COMMENCEMENT
                                                                      OF INVESTMENT
                                                                      OPERATIONS) TO
                                                                   DECEMBER 31, 1996
====================================================================================
Net Asset Value, Beginning of the Period                                     $10.000
                                                                             -------
    Net Investment Income                                                       .052
    Net Realized and Unrealized Gain on Securities                              .413
                                                                             -------

Total from Investment Operations                                                .465

Less Distributions from and in Excess of Net Investment Income (Note 1)         .065
                                                                             -------

Net Asset Value, End of the Period                                           $10.400
                                                                             =======

Total Return                                                                    4.65%*

Net Assets at End of the Period (In millions)                                $  44.6

Ratio of Expenses to Average Net Assets                                        0.45%

Ratio of Net Investment Income to Average Net Assets                           0.70%

Portfolio Turnover                                                               76%*

Average Commission Paid Per Equity Share Traded (a)                         $ .0149

* Non-Annualized

(a) Represents the average brokerage commission paid per equity share traded during the period for trades where commissions were applicable.




                                               See Notes to Financial Statements

             VAN KAMPEN AMERICAN CAPITAL FOREIGN SECURITIES FUND
                        NOTES TO FINANCIAL STATEMENTS
                              DECEMBER 31, 1996


1.  SIGNIFICANT ACCOUNTING POLICIES
Van Kampen American Capital Foreign Securities Fund (the "Fund") is organized as a Delaware business trust, and is registered as a diversified open-end management investment company under the Investment Company Act of 1940, as amended. The Fund's investment objective is to provide long-term growth of capital through investments in an internationally diversified portfolio of equity securities of companies of any country. The Fund commenced investment operations on July 1, 1996.
     The following is a summary of significant accounting policies consistently followed by the Fund in the preparation of its financial statements. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

A. SECURITY VALUATION - Investments in securities listed on a securities exchange are valued at their sales price as of the close of such securities exchange. Unlisted securities and listed securities for which the last sales price is not available are valued at the last bid price. For those securities where quotations or prices are not available, valuations are determined in accordance with the procedures established in good faith by the Board of Trustees. Short-term securities with remaining maturities of 60 days or less are valued at amortized cost.

B. SECURITY TRANSACTIONS - Security transactions are recorded on a trade date basis. Realized gains and losses are determined on an identified cost basis.
     The Fund may invest in repurchase agreements which are short-term investments in which the Fund acquires ownership of a debt security and the seller agrees to repurchase the security at a future time and specific price. The Fund may invest independently in repurchase agreements, or transfer uninvested cash balances into a pooled cash account along with other investment companies advised by Van Kampen American Capital Investment Advisory Corp. (the "Adviser") or its affiliates, the daily aggregate of which is invested in repurchase agreements. Repurchase agreements are fully collateralized by the underlying debt security. The Fund will make payment for such securities only upon physical delivery or evidence of book entry transfer to the account of the custodian bank. The seller is required to maintain the value of the underlying security at not less than the repurchase proceeds due to the Fund.

C. INVESTMENT INCOME - Dividend income is recorded on the ex-dividend date and interest income is recorded on an accrual basis.

D. CURRENCY TRANSLATION - Assets and liabilities denominated in foreign currencies are translated into U.S. dollars based on quoted exchange rates as of noon Eastern Time. Purchases and sales of portfolio securities are translated at the rate of exchange prevailing when such securities were acquired or sold. Income and expenses are translated at rates prevailing when accrued.

E. ORGANIZATIONAL EXPENSES - The Fund will reimburse Van Kampen American Capital Distributors, Inc. or its affiliates (collectively "VKAC") for costs incurred in connection with the Fund's organization in the amount of $65,000. These costs are being amortized on a straight line basis over the 60 month period ending June 30, 2001. The Adviser has agreed that in the event any of the initial shares of the Fund originally purchased by VKAC are redeemed during the amortization period, the Fund will be reimbursed for any unamortized organizational expenses in the same proportion as the number of shares redeemed bears to the number of initial shares held at the time of redemption.

F. FEDERAL INCOME TAXES - It is the Fund's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all of its taxable income and gains to its shareholders. Therefore, no provision for federal income taxes is required.
     Net realized gains or losses may differ for financial reporting and tax purposes as a result of the deferral of losses for tax purposes resulting from wash sales.

G. DISTRIBUTION OF INCOME AND GAINS - The Fund declares and pays dividends annually from net investment income and net realized gains on securities, if any.
     Due to inherent differences in the recognition of income, expense and realized gains/losses under generally accepted accounting principles and for federal income tax purposes, the amount of distributed net investment income may differ for a particular period. These differences are temporary in nature, but may result in book basis distribution in excess of net investment income for certain periods.
     Permanent differences between book and tax basis reporting for the 1996 fiscal year have been identified and appropriately reclassified. Net permanent differences relating to net currency losses and the character of shareholder distributions totaling $6,459 were reclassified from accumulated undistributed net investment income to accumulated realized gain/loss on securities.

             VAN KAMPEN AMERICAN CAPITAL FOREIGN SECURITIES FUND
                  NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                              DECEMBER 31, 1996




2. INVESTMENT ADVISORY AGREEMENT AND OTHER TRANSACTIONS WITH AFFILIATES
The Adviser serves as the investment manager of the Fund, but receives no compensation for its investment management services.
     Certain legal expenses are paid to Skadden, Arps, Slate, Meagher & Flom (Illinois), counsel to the Fund, of which a trustee of the Fund is an affiliated person.
     For the period ended December 31, 1996, the Fund recognized expenses of approximately $2,100, representing VKAC's cost of providing accounting services to the Fund.
     ACCESS Investor Services, Inc. ("ACCESS"), an affiliate of the Adviser, serves as the shareholder servicing agent for the Fund. For the period ended December 31, 1996, ACCESS has waived all fees for transfer agency and shareholder services provided.
     Certain officers and trustees of the Fund are also officers and directors of VKAC. The Fund does not compensate its officers or trustees who are officers of VKAC.
     The Fund has implemented deferred compensation and retirement plans for its trustees. Under the deferred compensation plan, trustees may elect to defer all or a portion of their compensation to a later date. The retirement plan covers those trustees who are not officers of VKAC.
     At December 31, 1996, the Fund was owned by VKAC (10,000 shares representing 0.2% of outstanding shares) and three investment companies advised by VKAC; Common Sense Trust Growth Fund (52.2% of outstanding shares), Common Sense Trust Growth and Income Fund (2.0% of outstanding shares) and Van Kampen American Capital Pace Fund (45.6% of outstanding shares).

3.  CAPITAL TRANSACTIONS
The Fund is authorized to issue an unlimited number of shares of beneficial interest with a par value of $.01 per share. Fund shares are only available for purchase by Funds for which VKAC serves as investment adviser.

     At December 31, 1996, capital aggregated $39,913,364. Transactions in common shares were as follows:


                                         PERIOD ENDED
                                         DECEMBER 31,
                                            1996
                                         --------------
Beginning Shares                                 10,000
                                         --------------
Shares Sold                                   8,206,435

Shares Issued Through
  Dividend Reinvestment                          30,102

Shares Redeemed                              (3,961,823)
                                         --------------
Net Increase in Shares
  Outstanding                                 4,274,714
                                         --------------
Ending Shares                                 4,284,714
                                         ==============

4.  INVESTMENT TRANSACTIONS
During the period, the cost of purchases and proceeds from sales of investments, excluding short-term investments, were $80,500,166 and $50,885,448, respectively.

                                     PART C

                               OTHER INFORMATION

ITEM 24. FINANCIAL STATEMENTS AND EXHIBITS.


     (a) Financial Statements:



         Included in the Prospectus:


           None



         Included in the Statement of Additional Information:



           Report of Independent Accountants


           Financial Statements


           Notes to Financial Statements


     (b) Exhibits


          (1)        Agreement and Declaration of Trust(2)
          (2)        Bylaws(2)
          (3)        Inapplicable
          (4)        Inapplicable
          (5)        Investment Advisory Agreement+
          (6)        Inapplicable
          (7)        Inapplicable
          (8)(a)     Custodian Agreement(1)
             (b)     Transfer Agency and Service Agreement(2)
          (9)(a)     Fund Accounting Agreement+
             (b)     Amended and Restated Legal Services Agreement+
         (10)        Inapplicable
         (11)        Consent of Independent Accountants+
         (12)        Inapplicable
         (13)        Inapplicable
         (14)        Inapplicable
         (15)        Inapplicable
         (16)        Inapplicable
         (27)        Financial Data Schedule+


---------------


(1) Incorporated herein by reference to Post-Effective Amendment No. 13 to Van Kampen American Capital Equity Trust, File Nos. 33-8122 and 811-4805 filed on June 8, 1993.



(2) Incorporated herein by reference to initial Registrant's Registration Statement on Form N-1A, filed March 26, 1996.


+   Filed Herewith.

ITEM 25. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH REGISTRANT.

    None

ITEM 26. NUMBER OF HOLDERS OF SECURITIES.


                          AS OF APRIL 4, 1997:
                     (1)                                   (2)
               TITLE OF CLASS                    NUMBER OF RECORD HOLDERS
               --------------                    ------------------------
Shares of Beneficial Interest, $0.01 par
  value                                                     10

ITEM 27. INDEMNIFICATION.

     Reference is made to Article 8, Section 8.4 of the Registrant's Agreement and Declaration of Trust.


     Article 8; Section 8.4 of the Agreement and Declaration of Trust provides that each officer and trustee of the Registrant shall be indemnified by the Registrant against all liabilities incurred in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which the officer or trustee may be or may have been involved by reason of being or having been an officer or trustee, except that such indemnity shall not protect any such person against a liability to the Registrant or any shareholder thereof to which such person would otherwise be subject by reason of (i) not acting in good faith in the reasonable belief that such person's actions were not in the best interest of the Trust, (ii) willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office, (iii) for a criminal proceeding, not having a reasonable cause to believe that such conduct was unlawful (collectively "Disabling Conduct"). Absent a court determination that an officer or trustee seeking indemnification was not liable on the merits or guilty of Disabling Conduct in the conduct of his or her office, the decision by the Registrant to indemnify such person must be based upon the reasonable determination of independent counsel or non-party independent trustees, after review of the facts, that such officer or trustee is not guilty of Disabling Conduct in the conduct of his or her office.


     The Registrant has purchased insurance on behalf of its officers and trustees protecting such persons from liability arising from their activities as officers or trustees of the Registrant. The insurance does not protect or purport to protect such persons from liability to the Registrant or to its shareholders to which such officer or trustee would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of their office.

     Conditional advancing of indemnification monies may be made if the trustee or officer undertakes to repay the advance unless it is ultimately determined that he or she is entitled to the indemnification and only if the following conditions are met: (1) the trustee or officer provides a security for the undertaking; (2) the Registrant is insured against losses arising from lawful advances; or (3) a majority of a quorum of the Registrant's disinterested, non-party trustees, or an independent legal counsel in a written opinion, shall determine, based upon a review of readily available facts, that a recipient of the advance ultimately will be found entitled to indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by the trustee, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the shares being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 28. BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISER.

     See "Management of the Fund" in Part A and "Management of the Fund" in the Statement of Additional Information for information regarding the business of the Adviser. For information as to the business, profession, vocation and employment of a substantial nature of directors and officers of the Adviser, reference is made to the Adviser's current Form ADV (File No. 801-18161) filed under the Investment Advisers Act of 1940, as amended, incorporated herein by reference.

ITEM 29. PRINCIPAL UNDERWRITERS.


     Not applicable.

ITEM 30. LOCATION OF ACCOUNTS AND RECORDS.

     All accounts, books and other documents required by Section 31(a) of the Investment Company Act of 1940 and the Rules thereunder to be maintained (i) by Registrant will be maintained at its offices, located at One Parkview Plaza, Oakbrook Terrace, Illinois 60181, ACCESS Investor Services, Inc., 7501 Tiffany Springs Parkway, Kansas City, Missouri 64153, or at the State Street Bank and Trust Company, 1776 Heritage Drive, North Quincy, MA; and (ii) by the Adviser, will be maintained at its offices, located at One Parkview Plaza, Oakbrook Terrace, Illinois 60181.

ITEM 31. MANAGEMENT SERVICES.


     Not applicable.


ITEM 32. UNDERTAKINGS.


     Not applicable.

                                   SIGNATURES


     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant, Van Kampen American Capital Foreign Securities Fund, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Oakbrook Terrace, State of Illinois, on the 25th day of April, 1997.


                                          VAN KAMPEN AMERICAN CAPITAL
                                          FOREIGN SECURITIES FUND


                                          By    /s/  RONALD A. NYBERG


                                           Ronald A. Nyberg, Vice President and
                                                        Secretary

              VAN KAMPEN AMERICAN CAPITAL FOREIGN SECURITIES FUND

                         INDEX TO EXHIBITS TO FORM N-1A
             AS SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION

                               ON APRIL 25, 1997



EXHIBIT
  NO.                              DESCRIPTION OF EXHIBIT
-------                            ----------------------
   (5)          Investment Advisory Agreement
   (9)(a)       Fund Accounting Agreement
      (b)       Amended and Restated Legal Services Agreement
  (11)          Consent of Independent Accountants
  (27)          Financial Data Schedule